                         [LATHAM & WATKINS LETTERHEAD]



November 26 1997

Federal Data Corporation
4800 Hampden Lane
Bethesda, MD 20814
                         Re:  Registration Statement on Form S-4
                              Federal Data Corporation
                              File No. 333-36447
Ladies and Gentlemen:


     In connection with the registration of $105,000,000 aggregate principal amount of its 10 1/8% Senior Subordinated Notes due 2005 (the "New Notes") by Federal Data Corporation, a company incorporated under the laws of the State of Delaware (the "Company"), together with guarantees of the New Notes (the "Guarantees") by FDCT Corp., a Delaware corporation, FDC Technologies, Inc., a Delaware corporation, DoxSys, Inc., a Delaware corporation, NYMA, Inc., a Maryland corporation, VAD International, Inc., a Maryland corporation, and Sylvest Management Systems Corporation, a Maryland corporation (collectively, the "Guarantors"),on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on September 26, 1997 (File No. 333-36447) (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of July 25, 1997, among the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee").
The New Notes will be issued in exchange for the Company's outstanding 10 1/8% Senior Subordinated Notes due 2005 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

Federal Data Corporation
November 26, 1997
Page 2

     In our capacity as your special counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transactions only of the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the General Corporation Law of the State of Maryland, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware or Maryland, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. The New Notes, when duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Guarantees, when they are duly executed and delivered and when the New Notes are duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered in paragraphs 1 and 2 above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.09 of the Indenture.

     To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the

Federal Data Corporation
November 26, 1997
Page 3


Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and other power and authority to perform its obligations under the Indenture.

     We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company or the Guarantors under the New Notes, the Guarantees and the Indenture of Sections 547 and 548 of Title 11 of the Bankruptcy Reform Act of 1978, as amended, or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor
Law) relating to fraudulent transfers and obligations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                             Very truly yours,



                                             /s/ Latham & Watkins